                                                                    Exhibit 10.2

                                                               December 16, 2005

Katherine D. Crothall
c/o Animas Corporation
200 Lawrence Drive
West Chester, PA 19380

                    Re: Modification of Employment Agreement

Dear Dr. Crothall:

               As you know, Johnson & Johnson, a New Jersey corporation ("Parent"), Emerald Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), and Animas Corporation, a Delaware corporation (the "Company"), propose to enter into an agreement and plan of merger (the "Merger Agreement") that will result in the Company (or the surviving corporation in the merger pursuant to the Merger Agreement (the "Merger")) becoming wholly-owned by Parent. As a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent has requested that you enter into this letter agreement setting forth certain agreements and modifications to your rights and obligations under the Amended and Restated Employment Agreement dated as of February 20, 2004 by and between the Company and you (the "Employment Agreement"). Capitalized terms used but not defined herein have the meanings given such terms under the Employment Agreement.

               Parent, the Company and you each agree as follows:

               1. Continuation of Employment. Following the consummation of the Merger, and notwithstanding anything to the contrary in Sections 1.1 or 1.3 of the Employment Agreement, you shall continue to be employed by the Company solely as the President of the Company on the same terms and conditions as set forth under the Employment Agreement (it being understood that the Company shall cease to have a Chief Executive Officer following the consummation of the Merger).

               2. Board Memberships. You agree that your rights under Section
1.4 of the Employment Agreement shall be subject to Parent's policy on outside board memberships, civic and charitable activities, including obtaining any required approval of Parent to continue any of your such existing memberships and activities.

               3. Expiration of Employment Term. Upon the expiration of the six-month anniversary of the consummation of the Merger (the "Six-Month Anniversary"), the Employment Term will expire and you will cease to be an employee of the Company (which shall be deemed a termination of employment without Cause for purposes of the Employment Agreement).

               4. Modification of Severance Compensation Upon Certain Terminations of Employment. Following termination of your employment upon the expiration of the Six-Month Anniversary, or if the Company terminates your employment without Cause prior to the Six-Month Anniversary, you shall be entitled to the payments and benefits in accordance with Section 5.2 of the Employment Agreement in accordance with the terms thereof (including your obligation to execute the Release to receive any payments or benefits pursuant to Section 5.2(b)), provided that the payment that would have otherwise been paid in monthly installments under clause (i) of Section 5.2(b) of the Employment Agreement shall be paid in a lump sum amount as soon as practicable following your termination of employment. If however, your employment terminates prior to the Six-Month Anniversary as a result of a Constructive Termination Without Cause or your voluntary resignation, you shall be entitled to receive the payments and benefits as set forth in Section 5.2 of the Employment Agreement in accordance with the terms thereof (including your obligation to execute the Release to receive any payments or benefits pursuant to Section 5.2(b)), it being understood that in such event the payments under clause (i) of Section 5.2(b) of the Employment Agreement will be paid in eighteen monthly installments as described therein. Notwithstanding the foregoing, you agree to waive your right to any payments upon termination of employment under clause (iii) of Section 5.2(b) of the Employment Agreement. For the avoidance of doubt, no amounts shall be payable to you under Sections 5.3, 5.4 or 5.5 of the Employment Agreement upon your termination of employment following the consummation of the Merger, except as provided under Paragraph 4 of this letter agreement.

               5. Modification of Confidentiality Covenant. You agree that the third sentence in Section 2 of the Employment Agreement shall be amended in its entirety to read as follows:

               "The Executive agrees that following the expiration of the Employment Term, she shall not disclose to any unauthorized person, firm or corporation or use for the Executive's own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive's acts or omissions in violation of this Agreement."

All references to "the Company" in Section 2 of the Employment Agreement shall be deemed to refer to "the Company and Parent and their respective affiliates".

               6. Modification of Restrictive Covenants. You agree that Section 3 of the Employment Agreement shall be amended in its entirety to read as follows:

               "3. Non-Competition; Non-Solicitation; Non-Hire; Work Product.

               3.1. Noncompetition. The Executive acknowledges that during her employment with the Company and its subsidiaries she has become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its predecessors and their respective affiliates, and that during the period of employment with the Company and during any post-employment relationship she will become familiar with trade secrets and other Confidential Information of Company, Johnson & Johnson, a New Jersey corporation ("Parent"), and their respective affiliates, and that her services have been and shall be of special, unique and extraordinary value to Parent, the Company and their respective affiliates. The Executive understands that the Company and Parent shall be entitled to protect and preserve the going concern value of the Company to the extent permitted by law and that the Company and Parent would not have entered into the Merger Agreement (as defined in the letter agreement dated December 16, 2005, between the Executive and the Company and Parent (the "Letter Agreement") without the Executive's agreement to the covenants contained in this Section 3.1 and in Sections 3.2 and 3.3 hereof. The Executive further acknowledges that while her compliance with the covenants contained in this Section 3.1 and in Sections 3.2 and 3.3 hereof will prevent the Executive from earning a livelihood in the field of diabetes, the Executive will have other opportunities to earn a livelihood outside of the field of diabetes, and in addition the Executive agrees that the covenants contained in this Section 3.1 and in Sections 3.2 and 3.3 hereof are reasonable and appropriate in light of the consideration to be paid by Parent for the shares of Company common stock the

     Executive in accordance with the transactions contemplated by the Merger Agreement. The Executive acknowledges and agrees that the purpose of this
     Section 3.1 and Section 3.2 are to exclude her, except as expressly provided below, from the field of diabetes generally and specifically from competing with the businesses of the Company and any of Parent's franchises now or in the future relating to the research, development, manufacturing, marketing and sale of test strips, pumps and meters for the period described below. Therefore, the Executive agrees that during the five-year period immediately following the consummation of the Merger (as defined in the Letter Agreement), she shall not, directly or indirectly, in any manner, alone or in association with any person:

               (a) compete with Parent, the Company or any of their respective affiliates in the testing, monitoring, diagnosing, prognostication, treatment, management or cure of diabetes in diabetics, but not diseases resulting from diabetes, and the testing, monitoring, prognostication, management or control of glucose concentrations in nondiabetics) (the "Diabetes Field"); or

               (b) engage in any activity in the Diabetes Field (including, without limitation, researching, developing, manufacturing, marketing, selling, distributing, or licensing (to or from third parties) of technology or products or providing services for the testing, monitoring, diagnosing, prognostication, treatment, management or cure of diabetes and diabetes related symptoms and conditions); or

               (c) actively participate in, control, manage, own any interest in or share in the earnings of, finance or invest in the capital stock of any person engaged in any activity in the Diabetes Field or consult with any person on matters in the Diabetes Field, except that the Executive may (i) acquire up to 2% of the equity or voting interest in an entity engaged in activities in the Diabetes Field, only so long as the Executive is not actively involved, whether directly or indirectly, in the management of such entity or (ii) be employed by or a partner in an investment fund that has investments in the Diabetes Field, only so long as the Executive is not actively involved, whether directly or indirectly, in the management or direction of any company in the portfolio of such fund where such company is in the Diabetes Field.

     For purposes of this Agreement, being "actively involved" includes, without limitation, acting directly or indirectly as an officer, director, proprietor, employee, partner, lender, or, on matters in the Diabetes Field, as a consultant, advisor, agent or representative.

               3.2. Nonsolicitation; Nonhiring.

               (a) The Executive agrees that during the three-year period immediately following the consummation of the Merger, she shall not, in any manner, directly or indirectly (i) induce any person who, within the prior two-year period, has been an employee of or consultant to Parent, the Company or any of their respective affiliates to leave the employ of or cease rendering services to Parent, the Company or any of their respective affiliates, (ii) except in response to a good faith request by a Person that is not a competitor of Parent, the Company or any of their affiliates in the Diabetes Field for a recommendation regarding the employment qualifications of such employee or consultant, recommend to any other Person that he or she employ any such employee or consultant or (iii) hire (whether as an employee, consultant or in any other capacity) any such employee or consultant, except that the Executive shall not be precluded from hiring any general business, regulatory or legal consultant or any consultant who has not provided consulting services to Parent, the Company or any of their respective affiliates in the Diabetes Field during the prior one-year period.

               (b) The Executive agrees that during the three-year period immediately following the consummation of the Merger, she shall not, in any manner, directly or indirectly, (i) solicit by mail, by telephone, by personal meeting or by any other means, either directly or indirectly, any customer or supplier of Parent, the Company or any of their respective affiliates to transact business in the Diabetes Field with a business or enterprise that competes with Parent, the Company or any of their respective affiliates in the Diabetes Field or reduce or refrain from doing any business with Parent, the Company or any of their respective affiliates, or (ii) disparage (including by relative comparison) Parent or the Company or any of their respective affiliates or any products or activities of any of the foregoing in the Diabetes Field.

               3.3. Notification of Subsequent Employer. The Executive hereby agrees that prior to accepting employment with any other person or entity during the Employment Term or any period thereafter during which the Executive remains subject to any of the covenants set forth in Sections 3.1 or 3.2, the Executive will provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company and Parent.

               3.4. Work Product.

               (a) Any reports, data, presentations, inventions, documents and computer models made or conceived, or notebooks or other recording methods kept, by the Executive (collectively, "Work Products") in the course of the Executive's performance of services for the Company or Parent or their respective affiliates and any proprietary rights relating thereto (including patents and trademarks and applications therefor) shall be the property of the Company and Parent. The Executive agrees to assign, and does hereby assign, to the Company and Parent all right, title and interest of whatsoever kind and nature in and to all such reports, data, presentations, inventions, documents, computer models and ideas and related proprietary rights. The Executive shall execute, acknowledge, and deliver to the Company and Parent all such further papers as may be necessary to enable the Company and Parent to own, register, publish or protect said deliverables and reports, data, presentations, inventions, documents, computer models and ideas and related proprietary rights in any and all countries and to vest title to said reports, data, documents, computer models and ideas and related proprietary rights in the Company, Parent or their nominees, and their successors or assigns. The Executive shall render all such assistance as the Company and Parent may reasonably require in any proceeding or litigation involving said inventions, improvements, presentations, inventions, trademarks or ideas. The Executive, as part of the services to be performed hereunder, shall keep written notebook records of its work, properly witnessed for use as invention records, and shall submit such records to the Company and Parent when requested or at the termination of the services contemplated hereby.

               (b) The parties agree that the copyright and all other rights in and to all copyrightable work created by the Executive in the course of the Executive's performance of services shall belong completely and in all respects to Company and Parent and that the Executive shall retain no rights in or to same. The parties further expressly agree that the aforementioned work will be considered and deemed as work made for hire for the benefit and exclusive ownership of Company and Parent to the fullest extent permitted by law, provided, however, that if said work shall not be legally qualified as a work made for hire, the Executive agrees to assign, and does hereby so assign to Company, all rights, title and interest in and to said work, including, but not limited to, the copyright therein. The Executive agrees to furnish and execute such additional documents as Company may require to establish Company's ownership of the copyright in the work including, without limitation, such assignments of the copyright herein throughout the world as Company may deem appropriate."

               7. Modification of Equitable Relief. You agree that Section 4.2 of the Employment Agreement shall be amended in its entirety to read as follows:

               "The Executive acknowledges that a violation on the Executive's part of any of the covenants contained in Section 2, 3.1 or 3.2 hereof would cause immeasurable and irreparable harm to the Company and Parent in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, and notwithstanding the provisions of Section 8, the Executive agrees that the Company and Parent shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief and the grant of a conservative order in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. The Executive agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of Section 2, 3.1 or 3.2 shall hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such
     Section 2, 3.1 or 3.2 shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to remain in force and effect for the greatest period and to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances."

               8. Future Potential Arrangements. The Company and you will consider entering into a consulting arrangement commencing upon the expiration of the Six-Month Anniversary, for a period not in excess of six months on mutually agreeable terms. The foregoing shall not preclude the Company and you from considering a continuation of your relationship as an employee of the Company after the expiration of the Six-Month Anniversary on mutually agreeable terms.

               9. Full Force and Effect. For the avoidance of doubt, the Employment Agreement, as modified and amended by this letter agreement, shall remain in full force and effect following the consummation of the Merger.

               10. Governing Law. This letter agreement will be governed by, construed and interpreted in accordance with the laws of the State of Pennsylvania, without regard to its principles of conflicts of laws.

               11. Entire Agreement. This letter agreement contains the entire agreement among you, Parent and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among you, Parent and the Company with respect hereto. This letter agreement may not be modified or amended except by a writing signed by each of the parties hereto.

               12. Successors and Assigns. This letter agreement shall be binding on (a) you and your estate and legal representatives and (b) the Company, Parent, and their respective successors and assigns. The Company and Parent shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Parent, as the case may be, expressly to assume and agree to perform this letter agreement in the same manner and to the same extent that the Company and Parent would have been required to perform it if no such succession had taken place.

               13. Counterparts. This letter agreement may be executed in two or more counterparts (including via facsimile), each of which shall be deemed an original but all of which together shall be considered one and the same agreement.

               You acknowledge that your agreement to the terms and conditions of this letter agreement is in consideration of the benefits provided under Paragraphs 1 and 4 of this letter agreement and is an inducement to and a condition of Parent's and Sub's willingness to enter into the Merger Agreement. You acknowledge and agree that this letter agreement constitutes an amendment to the Employment Agreement. This letter agreement will be void and of no further force and effect if the Merger Agreement is terminated prior to the consummation of the Merger (it being understood that Parent shall have no liabilities or obligations hereunder unless and until the Merger is consummated).

                                        Very truly yours,

                                        JOHNSON & JOHNSON


                                        By: /s/ John A. Papa
                                            ------------------------------------
                                        Name: John A. Papa
                                        Title: Treasurer

                                        ANIMAS CORPORATION


                                        By: /s/ Katherine D. Crothall
                                            ------------------------------------
                                        Name: Katherine D. Crothall
                                        Title: President and CEO


Agreed and Accepted:


/s/ Katherine D. Crothall
-------------------------------------
Katherine D. Crothall